EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 16, 2009, relating to the consolidated financial statements of Dime Community Bancshares, Inc., and the effectiveness of Dime Community Bancshares, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Dime Community Bancshares, Inc. for the year ended December 31, 2008, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP
New York, NY
April 7, 2009